As filed with the Securities and Exchange Commission on May 2, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCHLUMBERGER N.V.

(Schlumberger Limited)

(Exact name of registrant as specified in its charter)

Netherlands Antilles	52-0684746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

153 East 53rd Street, 57th Floor New York, New York	10022-4624

42, rue Saint-Dominique Paris, France	75007

Parkstraat 83, The Hague The Netherlands	2514 JG
(Addresses of Principal Executive Offices)	(Zip Codes)

SCHLUMBERGER 2005 STOCK OPTION PLAN

SCHLUMBERGER DISCOUNTED STOCK PURCHASE PLAN

(Full title of the plans)

Ellen Summer, Esq.

General Counsel and Secretary

Schlumberger Limited

153 East 53rd Street, 57th Floor

New York, New York 10022-4624

(Name and address of agent for service)

(212) 350-9400

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.01 per share (2)	15,000,000 shares (3)	$68.18	$1,022,700,000	$120,372

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to 457(h), based on the average of the high and low prices for the common stock of Schlumberger Limited reported on the New York Stock Exchange on April 28, 2005.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the Schlumberger 2005 Stock Option Plan and the Schlumberger Discounted Stock Purchase Plan as a result of stock splits, stock dividends or similar transactions.

(3)	The shares of Schlumberger Limited common stock being registered hereby include (i) 9,000,000 shares to be offered under the Schlumberger 2005 Stock Option Plan and (ii) 6,000,000 shares to be offered under the Schlumberger Discounted Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of Registrant information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by the Registrant (SEC File No. 001-04601) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	the Registrant’s Annual Report on Form 10-K (for the year ended December 31, 2004) filed on March 4, 2005;

(b)	the Registrant’s Quarterly Report on Form 10-Q (for the quarter ended March 31, 2005) filed on April 28, 2005;

(c)	the Registrant’s Current Reports on Form 8-K filed on April 1, 2005, April 19, 2005 and April 22, 2005; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K filed on April 29, 2005.

Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the Common Stock is being passed upon by Ellen Summer, Esq., the Registrant’s General Counsel and Secretary.

Item 6.	Indemnification of Directors and Officers

Article 10 of the Registrant’s Articles of Incorporation and Article V of the Registrant’s Amended and Restated By-Laws contain provisions providing for indemnification of the Registrant’s directors, officers, employees and agents. Article 10 of the Articles of Incorporation permits (but does not require) the Registrant to indemnify directors, officers, employees and agents, except that indemnification is mandatory with respect to a present or former officer or director in the event of a change of control or if such present or former officer or director has been successful on the merits or otherwise in the defense of any action, suit or proceeding. Article V of the Registrant’s Amended and Restated By-Laws contains mandatory indemnification for current and former directors and officers as described below.

To the fullest extent permitted by applicable law, the Registrant shall indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The Registrant is required to indemnify any present or former officer or director of the Registrant to the fullest extent allowed by the preceding paragraphs in the event of a “Change of Control.” “Change of Control” means a change in control of the Registrant, which shall be deemed to have occurred if at any time (i) any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of the Registrant representing 30% or more of the combined voting power of the Registrant’s then outstanding shares without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such entity, person or organization attaining such percentage interest; (ii) the Registrant is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Registrant’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

To the fullest extent permitted by applicable law, the Registrant shall indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been finally adjudged to be liable to the Registrant for improper conduct unless and only to the extent that the court in which that action or suit was brought or any other court having appropriate jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for those expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction deems proper. The Registrant is required to indemnify any present or former officer or director to the fullest extent allowed by this paragraph in the event of a Change of Control (as defined above).

Any indemnification under the first two paragraphs in this item (unless ordered by a court) may be extended to current or former employees or agents of the Registrant only as authorized by the Chief Executive Officer or by contract approved, or by-laws, resolution or other action adopted or taken, by the board of directors or by the stockholders.

Expenses (including attorneys’ fees) incurred by a present or former director or a present officer in defending any civil or criminal, administrative or investigative action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.

The Registrant may pay such expenses (including attorneys’ fees) incurred by former officers or other employees and agents upon such terms and conditions, if any, it deems appropriate.

The indemnification and advancement of expenses described above are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of that person.

The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant in such a capacity for another corporation, partnership, joint venture, trust or other enterprise or entity against any liability asserted against that person and incurred by that person in any of those capacities or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability.

References to the Registrant include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, stands in the same position with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

References to “other enterprises” includes employee benefit plans; references to “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Registrant” includes any service as a director, officer, employee or agent of the Registrant which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Registrant.”

A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the Registrant and upon such information, opinions, reports or statements presented to the Registrant by any of the Registrant’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Registrant.

In addition, the Registrant maintains directors’ and officers’ liability insurance which insures against certain liabilities that the officers and directors of the Registrant may incur in such capacities.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.		Description

*4.1	—	Articles of Incorporation of Schlumberger N.V. (Schlumberger Limited) as last amended and restated on April 13, 2005 (incorporated by reference to Appendix 1 to Schlumberger’s definitive proxy statement for the 2005 Annual General Meeting of Stockholders held on April 13, 2005).

*4.2	—	Amended and Restated Bylaws of Schlumberger N.V. (Schlumberger Limited) as last amended and restated on April 21, 2005 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed April 22, 2005).

*4.3	—	Schlumberger 2005 Stock Option Plan (incorporated by reference to Appendix 2 to Schlumberger’s definitive proxy statement for the 2005 Annual General Meeting of Stockholders held on April 13, 2005).

4.4.1	—	Schlumberger Discounted Stock Purchase Plan (filed herewith).

4.4.2	—	First Amendment to Schlumberger Discounted Stock Purchase Plan (filed herewith).

4.4.3	—	Second Amendment to Schlumberger Discounted Stock Purchase Plan (filed herewith).

4.4.4	—	Third Amendment to Schlumberger Discounted Stock Purchase Plan (filed herewith).

4.4.5	—	Fourth Amendment to Schlumberger Discounted Stock Purchase Plan (filed herewith).

*4.4.6	—	Fifth Amendment to Schlumberger Discounted Stock Purchase Plan (incorporated by reference to Appendix 3 to Schlumberger’s definitive proxy statement for the 2005 Annual General Meeting of Stockholders held on April 13, 2005).

5	—	Opinion of Ellen Summer, Esq. as to the legality of the common shares being registered (filed herewith).

23.1	—	Consent of PricewaterhouseCoopers LLP (New York, NY) independent registered public accounting firm (filed herewith).

23.2	—	Consent of Ellen Summer, Esq. (included in Exhibit 5).

24	—	Powers of Attorney (filed herewith).

*	Incorporated by reference as indicated.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 2, 2005.

SCHLUMBERGER N.V. (Schlumberger Limited)

By:	/s/ Frank A. Sorgie
Frank A. Sorgie
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 2, 2005 in the capacities indicated.

*	*
Andrew Gould	André Lévy-Lang
Director, Chairman and Chief Executive Officer (Principal Executive Officer)	Director

/s/ Jean-Marc Perraud
Jean-Marc Perraud	Michael E. Marks
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Director

/s/ Frank A. Sorgie	*
Frank A. Sorgie	Didier Primat
Chief Accounting Officer (Principal Accounting Officer)	Director

*	*
John Deutch	Tore I. Sandvold
Director	Director

*	*
Jamie S. Gorelick	Nicolas Seydoux
Director	Director

*	*
Tony Issac	Linda G. Stuntz
Director	Director

*
Adrian Lajous	Rana Talwar
Director	Director

*By:	/s/ Ellen Summer
Ellen Summer
Attorney-in-Fact, pursuant to Powers of Attorney (filed herewith)

EXHIBIT INDEX

Exhibit No.		Description

*4.1	—	Articles of Incorporation of Schlumberger N.V. (Schlumberger Limited) as last amended and restated on April 13, 2005 (incorporated by reference to Appendix 1 to Schlumberger’s definitive proxy statement for the 2005 Annual General Meeting of Stockholders held on April 13, 2005).

*4.2	—	Amended and Restated Bylaws of Schlumberger N.V. (Schlumberger Limited) as last amended and restated on April 21, 2005 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed April 22, 2005).

*4.3	—	Schlumberger 2005 Stock Option Plan (incorporated by reference to Appendix 2 to Schlumberger’s definitive proxy statement for the 2005 Annual General Meeting of Stockholders held on April 13, 2005).

4.4.1	—	Schlumberger Discounted Stock Purchase Plan (filed herewith).

4.4.2	—	First Amendment to Schlumberger Discounted Stock Purchase Plan (filed herewith).

4.4.3	—	Second Amendment to Schlumberger Discounted Stock Purchase Plan (filed herewith).

4.4.4	—	Third Amendment to Schlumberger Discounted Stock Purchase Plan (filed herewith).

4.4.5	—	Fourth Amendment to Schlumberger Discounted Stock Purchase Plan (filed herewith).

*4.4.6	—	Fifth Amendment to Schlumberger Discounted Stock Purchase Plan (incorporated by reference to Appendix 3 to Schlumberger’s definitive proxy statement for the 2005 Annual General Meeting of Stockholders held on April 13, 2005).

5	—	Opinion of Ellen Summer, Esq. as to the legality of the common shares being registered (filed herewith).

23.1	—	Consent of PricewaterhouseCoopers LLP (New York, NY) independent registered public accounting firm (filed herewith).

23.2	—	Consent of Ellen Summer, Esq. (included in Exhibit 5).

24	—	Powers of Attorney (filed herewith).

*	Incorporated by reference as indicated.